UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2004

VIROPHARMA INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(610) 458-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

ViroPharma Incorporated (“ViroPharma” or the “Company”), a pharmaceutical company focused on developing and commercializing products that address serious diseases treated by physician specialists in areas including hospital settings, transplant medicine and gastroenterology, today announced that it has signed an agreement to acquire all rights in the U.S., and its territories, to manufacture, market and sell Vancocin Pulvules®, the oral capsule formulation of Vancocin® (vancomycin hydrochloride), as well as rights to certain related Vancocin® products, from Eli Lilly and Company (“Lilly”). Oral Vancocin® is a potent antibiotic approved by the U.S. Food and Drug Administration to treat enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains) and antibiotic-associated pseudomembranous colitis caused by Clostridium difficile. Lilly will retain its rights to vancomycin outside of the United States and its territories.

Through this acquisition, ViroPharma will acquire certain know-how related to manufacturing of the product, the Vancocin® Trademark, starting material inventory, and the active NDAs for oral capsule, injectable and oral solution formulations of vancomycin. In addition, ViroPharma will receive certain related intellectual property and other information and materials required to continue marketing the brand in the United States, and its territories. At closing, ViroPharma and Lilly will enter into a supply agreement and a transition services agreement. The process of qualifying a third party supply chain will be ongoing during the term of the supply agreement. Following the transition period, ViroPharma will assume responsibility for product inventory, sales, marketing and distribution of the Vancocin Pulvules® brand. The transaction is subject to customary closing conditions, including the Hart-Scott-Rodino waiting period. ViroPharma expects the transaction to close on or about November 18, 2004.

Under the terms of the agreement, at closing ViroPharma will pay an upfront payment of $116 million, comprised of $53.5 million from ViroPharma’s existing cash reserves and $62.5 million gross proceeds from the issuance of $62.5 million aggregate principal amount of Senior Secured Bridge Notes due 2005 (the “Senior Notes”) and warrants to purchase 5 million shares of the Company’s common stock (the “Warrants”). The Senior Notes and Warrants will be automatically be exchanged for 6% Convertible Senior Secured Notes due October 2009 (the “Convertible Notes”) following stockholder approval of the issuance of the Convertible Notes. In addition, ViroPharma will pay Lilly royalties on annual net sales of Vancocin® as set forth below:

2005	50% royalty on net sales between $44-65 million
2006	35% royalty on net sales between $46-65 million
2007	35% royalty on net sales between $48-65 million
2008 through 2011	35% royalty on net sales between $45-65 million

In the event ViroPharma develops any line extensions, revives discontinued vancomycin product lines (injectable or oral solutions), makes improvements of existing products, or expands the label to cover new indications, Lilly would receive an additional royalty on net sales on these additional products for a predetermined time period.

Vancocin Pulvules® is currently the only approved oral antibiotic used to treat staphylococcal enterocolitis, an inflammation of the mucus membrane of the intestine caused by S. aureus, and antibiotic-associated pseudomembranous colitis, caused by an overgrowth of C. difficile in the colon (more generally, C. difficile-associated disease). According to the Centers for Disease Control and Prevention (CDC), there are 3 million cases of infectious diarrhea per year, of which 15% to 25% are C. difficile-associated. Lilly’s unaudited revenue from U.S. sales of Vancocin Pulvules® was approximately $40 million in calendar year 2003.

The information set forth under Items 2.03 and 3.02 of this report on Form 8-K are hereby incorporated in Item 1.01 by reference.

A copy of the press release that includes this announcement is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

To partially finance the acquisition of the product, ViroPharma offered $62.5 million aggregate principal amount of Senior Notes and the Warrants. The offering, which was made to selected qualified institutional investors in a private placement under Regulation D of the Securities Act of 1933, closed into an escrow account and will be released at the closing of the Vancocin® acquisition. The Senior Notes and the Warrants are automatically exchanged into the Convertible Notes upon shareholder approval of the issuance of such Convertible Notes. The Senior Notes and the Warrants would no longer be outstanding after the exchange occurs. The Company becomes obligated on the Senior Notes immediately upon the closing of the offering. Interest on the Senior Notes is payable monthly at an annual rate of 10% until February 18, 2005 and will increase by 2% each month thereafter until the maturity date of October 18, 2005, unless the Senior Notes have been exchanged for the Convertible Notes. One full year of interest on the Senior Notes was also placed into escrow and will be released as interest payments become due.

Following the closing of the acquisition, the Senior Notes will be secured by a first lien on ViroPharma’s Vancomycin assets which are primarily related to the manufacture, production, preparation, packaging or shipment of Vancomycin products and all proceeds of such assets, including accounts receivable generated from the sale of such Vancomycin products (the “Vancomycin Assets”). If ViroPharma and/or Lilly terminate the Vancocin® transaction prior to its closing, the Senior Notes and Warrants will be redeemed at par, plus any accrued and unpaid interest.

The repayment of the principal amount of the Senior Notes and all unpaid interest can be accelerated in the event of a failure to pay any installment of interest, principal of or premium upon any of the Senior Notes as and when the same shall become due and payable; breaches of covenants in Senior Notes, the Senior Notes Indenture and certain related agreements; failure to pay any installment of interest, principal of or premium upon, and other defaults under, the Company’s outstanding 6% Convertible Subordinated Notes Due March 2007 (the “Existing Notes”); defaults under any other indebtedness of the Company in excess of $25 million; upon final judgments involving, in the aggregate, liability (to the extent not covered by independent third-party insurance) of the Company in excess of $25 million; or upon a bankruptcy event.

As soon as practicable following the closing of the Senior Notes offering, the Company will file and circulate proxy materials seeking stockholder approval for the issuance of the Convertible Notes in accordance with the requirements of the Nasdaq stock market.

In the event the Company’s stockholders vote to not approve the issuance of the Convertible Notes, the Senior Notes will remain outstanding. Additionally, each of the Warrants will become exercisable for one share of common stock at an initial exercise price of $0.01 per share and will remain exercisable until the Warrants expire on October 18, 2005. The Company will also undertake to file a registration statement related to the resale of the shares of common stock issuable upon exercise of the Warrants.

The Senior Notes will be secured obligations and will rank senior in right of payment to the Company’s existing and future subordinated indebtedness. The Senior Notes will rank equal in right of payment to the Company’s other existing or future unsecured and unsubordinated indebtedness. Under the Senior Notes, the Company is prohibited from incurring additional indebtedness which ranks in priority of payment equal with or senior to the Senior Notes in excess of $1 million. The Company is not prohibited from incurring additional indebtedness, including secured indebtedness, under the terms of the Convertible Notes, if issued.

Upon stockholder approval of the issuance of the Convertible Notes, Senior Notes and the Warrants will be automatically exchanged for an aggregate principal amount of the Convertible Notes which is equal to the aggregate principal amount of Senior Notes then outstanding. Interest on the Convertible Notes will be payable semi-annually at an annual rate of 6% and the Convertible Notes will have a maturity date of October 18, 2009. The Convertible Notes will rank senior in right of payment to the Company’s existing and future subordinated indebtedness and will be secured by a first lien on the Vancomycin Assets. The investors will also have an option to purchase an additional $12.5 million of the 6% Convertible Notes on identical terms within thirty days after the date of stockholder approval of the issuance of the Convertible Notes.

Subject to certain limitations, the Convertible Notes will be convertible into shares of common stock at the option of the holder at any time prior to maturity at a conversion rate of $2.50 per share, subject to adjustment upon certain events. At any time following the effectiveness of a registration statement related to the resale of the shares of common stock issuable upon the conversion of the Convertible Notes, the Company may elect to automatically convert in any calendar quarter up to twenty-five percent of the principal amount of the Convertible Notes into shares of its common stock if the daily volume weighted average price of the Company’s stock exceeds $3.75, subject to adjustment upon certain events, for 20 trading days during any 30 trading day period, ending within 5 days of the notice of automatic conversion. If the investors voluntarily convert the Convertible Notes or if the Company effects an auto-conversion of the Convertible Notes prior to October 18, 2007, then the Company will make an additional payment on the principal amount converted equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. In the case of a voluntary conversion by the investors, the Company must make this payment in cash. If the Company effects an auto-conversion, the Company may, at its option and if certain conditions are satisfied, make the additional payment with shares of its common stock. If the Company elects to pay the additional payment in common stock, then the stock will be valued at 90% of the volume weighted average price of the stock for the 10 days preceding the automatic conversion date.

The Company will be able to redeem some or all of the Convertible Notes at any time on or after October 18, 2007 at 100% par value plus accrued and unpaid interest. The investors will be able to cause the Company to redeem the notes upon a fundamental change or, after June 30, 2005, the delisting of the Company’s common stock from trading on any national securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market. In the event the investors cause a redemption as a result of a fundamental change or a delisting prior to October 2007, the redemption will be at a premium to the par value of the Convertible Notes.

The repayment of the principal amount of the Convertible Notes and all unpaid interest can be accelerated in the event of a failure to pay any installment of interest, principal of or premium upon the Convertible Notes as and when the same shall become due and payable; breaches of covenants in the Convertible Notes, the Convertible Notes Indenture and certain related agreements; failure to pay any installment of interest, principal of or premium upon, and other defaults under, the Company’s outstanding Existing Notes; defaults under any other indebtedness of the Company in excess of $25 million; upon final judgments involving, in the aggregate, liability (to the extent not covered by independent third-party insurance) of the Company in excess of $25 million; or upon a bankruptcy event.

The Company has also agreed that from today until six months following the registration for resale of the Convertible Notes and shares of common stock underlying the Convertible Notes, the Company will not issue, sell, or contract to sell or issue more than 10 million shares of common stock, or securities convertible into common stock, without the consent of holders of a majority of the Senior Notes (or the Convertible Senior Secured Notes if a stockholder vote approving the issuance of the Convertible Notes has occurred). The Company also agreed that it would not issue any common stock, or securities convertible into common stock, at a price below $2.75 per share. The forgoing restrictions may expire sooner under certain circumstances, and are subject to certain exclusions as set forth in the indentures and, in any event, the restrictions will terminate in the event that the Company’s stockholders vote to not approve the issuance of the Convertible Notes.

Placement agent fees in connection with the offering will be equal to 5.25% of the aggregate principal amount raised from the issuance of the Senior Notes and the overallotment option, if exercised.

Item. 3.02. Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 2.03 of this report on Form 8-K are hereby incorporated in Item 3.02 by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are filed with this Form 8-K:

(c)	Exhibit No.	Description
	99.1	Press Release dated October 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: October 18, 2004	By:	/s/ Thomas F. Doyle
Thomas F. Doyle Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description
99.1	Press Release dated October 18, 2004.